Exhibit 10.2

AMENDMENT TO THE [NON-EMPLOYEE DIRECTOR] [EMPLOYEE]
RESTRICTED STOCK GRANT AGREEMENT

This Amendment (the “Amendment”), effective as of __________, 2012 (the “Effective Date”), is by and between MetroPCS Communications, Inc., a Delaware corporation (the “Company”), and ______________ (“Grantee”).
WITNESSETH:
WHEREAS, the Company has adopted that certain Amended and Restated MetroPCS Communications, Inc. 2004 Equity Incentive Compensation Plan (the “2004 Plan”) and that certain MetroPCS Communications, Inc. 2010 Equity Incentive Compensation Plan (the “2010 Plan,” together with the 2004 Plan, the “Plans”);
WHEREAS, the Company has made one or more awards of restricted common stock of the Company, par value $0.0001 per share (the “Restricted Stock”), to Grantee under the Plan (individually, each an “Award,” collectively, the “Awards”);
WHEREAS, in connection with the Awards, the Company and Grantee have entered into one or more MetroPCS Communications, Inc. [Employee][Non-Employee Director] Restricted Stock Grant Agreements pursuant to the terms of the Plans prior to the Effective Date, as amended (as such Agreements may have been amended prior to the Effective Date, each individually, an “Agreement,” collectively the “Agreements”);
WHEREAS, Section 6(e) of each Agreement currently provides that dividend payments related to shares of unvested Restricted Stock shall be forfeited to the Company without payment to Grantee;
WHEREAS, the Company has determined that it would be in the best interest of the Company, its stockholders and Grantee to amend the Agreements to provide that Grantee shall be entitled to retain certain extraordinary dividends or cash payments related to shares of unvested Restricted Stock; and
WHEREAS, the Company and Grantee desire to amend the Agreements to reflect the amendment regarding extraordinary dividends or cash payments described above.
NOW, THEREFORE, in consideration of the premises and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.	Any capitalized term used herein, and not otherwise defined herein, shall have the meaning set forth in the Agreements or the respective Plan attributable to each such Agreement.

2.Amendment to Section 6(e). Section 6(e) of each Agreement is hereby deleted in its entirety and the following new provision is substituted therefor:

“(e)    By accepting the Restricted Stock, Grantee acknowledges his or her understanding and agreement that solely during the period prior to the vesting of a share of Restricted Stock, (i) each time the holders of Common Stock of record of the Company are requested to vote on any issue, Grantee shall vote, and Grantee authorizes the Company to vote, such unvested share of Restricted

Stock “For,” “Against” or “Abstention” in the exact proportion to the “For,” “Against” or “Abstention” votes that resulted from the applicable vote prior to taking into consideration the votes of the unvested Restricted Stock; and (ii) in the event dividends, other than those declared to be extraordinary dividends or cash payments (including, but not limited to, extraordinary dividends or cash payments declared in connection with a Change of Control (as defined in the aforementioned Plan), recapitalization or other extraordinary transaction) are declared by the Board, each such non-extraordinary dividend payment related to such unvested share of Restricted Stock shall be forfeited to the Company without payment to Grantee. Notwithstanding anything contained herein to the contrary, (i) such proportionate voting requirements and non-extraordinary dividend forfeitures shall lapse immediately on each share of Restricted Stock as it vests in accordance with Sections 2, 3 or 4 of this Agreement, as applicable, and (ii) in the event dividends are designated by the Board at the time they are declared by the Board to constitute extraordinary dividends, or the Board authorizes a non-dividend cash payment (including, but not limited to, extraordinary dividends or a cash payment made in connection with a Change of Control, recapitalization or other extraordinary transaction), such extraordinary dividends or cash payments on unvested shares of Restricted Stock shall not be forfeited to the Company and shall be paid to and may be retained by Grantee.”
3. Amendment to Section 17 of the Employee Agreement and Section 16 of the Non-Employee Director Agreement. Section 17 of each Employee Agreement and Section 16 of each Non-Employee Director Agreement is hereby deleted in its entirety and the following new provision is substituted therefor:
“Governing Law. The Restricted Stock and this Agreement will be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law. The obligation of the Company to deliver Common Stock hereunder is subject to all applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale or delivery of such Common Stock.”
4.    Continuing Effect. Except as may have been previously amended and as expressly amended hereby, all terms and conditions of the Agreements will remain unmodified and in full force and effect and are incorporated herein as if set forth herein in their entirety.
5.    Governing Law. The Amendment will be construed in accordance with the laws of the State of Delaware to the extent federal law does not supersede and preempt Delaware law.
6.    Counterparts.    The Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but both of which taken together shall constitute one in the same instrument.
Executed this _____ day of ______________, 2012.

METROPCS COMMUNICATIONS, INC.

By:
Its:

You, as the above named Grantee, are not required to take any further action to accept the terms and conditions of the Amendment. If you, as Grantee, desire to accept the Amendment, subject to the terms and provisions hereof and the respective Plan and administrative interpretations of such Plan referred to herein, simply retain a copy of the Amendment for your records, and you shall be DEEMED to have ACCEPTED the Amendment and you shall be DEEMED to become a party to the Amendment, being bound to its terms and conditions.
If you DO NOT WISH TO ACCEPT the Amendment, you must provide written notice of your desire to reject the Amendment within thirty (30) days of the receipt of the Amendment and such written notice must be signed and dated. Please send such written notice to Stock Plan Administration, at 2250 Lakeside Blvd., Richardson, Texas, 75082, Attention: Kim Butzke. Again you MUST RETURN your written notice of rejection of the Amendment WITHIN THIRTY (30) DAYS of receipt of the Amendment in order to be effective.